CONSENT OF INDEPENDENT AUDITOR

We consent to the inclusion in this Regulation A Offering Circular of Masterworks 002, LLC on Form 1-A/A of our report dated February 8, 2019 on the balance sheet of Masterworks 002, LLC as of December 31, 2018 and to the reference to our Firm under the heading “Experts” in such Offering Circular.

/s/ Mayer Hoffman McCann P.C.
Mayer Hoffman McCann P.C.

Kansas City, Missouri

May 15 , 2019